Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Deborah S. Lorenz

Vice President, Investor Relations and

Corporate Communications

Lipid Sciences, Inc.

925-249-4031

dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:

March 10, 2005

LIPID SCIENCES, INC.  REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND
YEAR-END 2004

Milestones for 2005-2006 Updated at Roth Capital Partners 17th Annual Growth Stock Conference

PLEASANTON, Calif., March 10, 2005 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the fourth quarter and year ended December 31, 2004.  Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications in which lipids, or fat components, play a key role.  These medical indications include cardiovascular diseases and viral infections, such as those caused by Human Immunodeficiency Virus (HIV).

For the fourth quarter of 2004, the Company reported a net loss of $1.1 million, or $0.05 per share, on a basic and diluted basis.  This loss includes grant revenue of $32,000 under a contract with the National Institutes of Health (NIH) related to work on our SARS development program, and a gain of $1.2 million recognized on the disposition of real estate assets included in discontinued operations.  This compares with a net loss of $2.5 million, or $0.11 per share, on a basic and diluted basis, for the same period in 2003.  Operating expenses of $2.4 million for the fourth quarter of 2004 remained consistent with operating expenses of $2.4 million during the same period in 2003.

For the year ended December 31, 2004, the Company reported a net loss of $10.6 million or $0.43 per share, on a basic and diluted basis.  This loss includes grant revenue of $32,000 representing a reimbursement from NIH, and the gain of $1.2 million on the disposition of real estate, as discussed above.  This compares with a net loss of $11.0 million or $0.52 per share, on a basic and diluted basis, for the same period in 2003.  For the year ended December 31, 2004 operating expenses increased by 7% to $12.0 million from $11.3 million for the previous year.  Research and development expenses, which accounted for approximately 71% of the Company’s operating expenses for the year ended December 31, 2004, increased 17% to $8.6 million from $7.4 million in the same period in 2003.  This increase was due primarily to an $870,000 increase in stock compensation expense, related principally to the extension of the expiration date of our Scientific Advisory Board members’ stock option agreements, and increases in outside research expenses related to our non-human primate study that commenced in the third quarter 2004 at the Wake Forest Baptist Medical Center in North Carolina.  These increases were partially offset by the absence of restructuring charges, which were recorded in the first quarter of 2003, a reduction in expenses for external development services, and a reduction in consulting fees.

At December 31, 2004, the Company had approximately $17 million in cash, cash equivalents, and short-term investments.  During the year ended December 31, 2004, discontinued operations provided cash of approximately $6.4 million.  This was primarily due to the collection of principal payments from commercial real estate loans and the sale of real property.  In February 2005, the remaining real estate asset, classified as assets held for sale as of December 31, 2004, was sold for $1,167,000.  This transaction successfully concludes the disposition of all of the Company’s real estate assets held for sale.  The Company anticipates that sufficient capital is available to fund our operations, which includes our current development projects, at least through the early part of 2006.  The Board of Directors continues to consider and explore third-party inquiries and strategic alternatives and will comment when appropriate.

Dr. S. Lewis Meyer, President and CEO, commented, “Recent months have yielded significant progress on a number of key milestones for 2005.  We have completed the data acquisition phase of the pre-clinical non-human primate study which began in September of last year.  This study was designed to demonstrate the safety and effectiveness of our HDL Therapy in treating cardiovascular disease.  The study subjects, African green monkeys, a widely-accepted model for human atherosclerosis, were evaluated with intravascular ultrasound (IVUS) to establish a baseline at the beginning of this study.  A second IVUS was conducted at the conclusion of the sequence of 12 weekly infusions of plasma that had been delipidated by Lipid Sciences’ proprietary process and device.  These infusions appear to have been well tolerated.  This complex body of IVUS data (several hundred thousand cross-sectional images) is now being organized, collated, and edited in preparation for analysis, to determine the extent of arterial plaque regression, by Dr. Steven E. Nissen, M.D., FACC, Vice Chairman of Cardiology at the Cleveland Clinic Foundation and his colleagues.  We anticipate that the analysis of the study data will be completed by mid year.”

Dr. Meyer continued, “Our Viral Immunotherapy Platform continues to meet milestones with an expanded monkey study begun at the end of 2004 as a prelude to launching a pre-clinical monkey safety and effectiveness study by the third quarter of this year.  We have been invited to make a formal presentation, “Delipidated Retroviruses as Potential Autologous Therapeutic Vaccines,” and will present two posters at the prestigious Keystone Conference to be held in April.”

“In January, the Company forwarded a comprehensive information package to the Center for Devices and Radiological Health (CDRH) of the FDA for their review in advance of a pre-IDE (Investigational Device Exemption) meeting that is now scheduled for the end of March.  This meeting will be the beginning of our discussions with the FDA regarding the steps to be taken to enable us to proceed with the initiation of a human clinical trial for our HDL Therapy platform.  We have clearly begun 2005 with very positive momentum toward continuing to meet our planned milestones for this year.”

Presentation at the Roth Capital Partners 17th Annual Growth Stock Conference

Dr. S. Lewis Meyer, President and Chief Executive Officer of Lipid Sciences made a presentation on February 23, 2005 at the Roth Capital Partners 17th Annual Growth Stock Conference.  This conference featured more than 200 growth companies representing the healthcare, technology, financial services and consumer products sectors.

In his presentation Dr. Meyer outlined the Company’s HDL Therapy and Viral Immunotherapy platforms and commented on significant milestones planned for the next 24 months.  Please log-on to the Company’s website at www.lipidsciences.com where the audio, as well as the visuals, will be archived.

Lipid Sciences in the News

Under this heading we have posted several articles that mention Lipid Sciences’ HDL Therapy.  Log-on to our website at www.lipidsciences.com to see what’s new.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes to treat major medical indications in which lipids, or fat components, play a key role.  The Company’s technologies are based on a unique patented process, known as delipidation, which removes lipids from targeted proteins.  The Company’s HDL Therapy Platform is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  If left untreated, these plaques are highly vulnerable to rupture and to blood clot formation, which can result in a fatal myocardial infarction (heart attack).  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy Platform is focused on the removal of the lipid envelope from certain viruses and other lipid-containing infectious agents by application of its delipidation technology.  The Company believes that removing the infectious agent’s protective lipid envelope exposes otherwise hidden viral proteins, thereby stimulating the body’s immune system to elicit an enhanced response to the infectious agent.  Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile, SARS, and influenza.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds or attract strategic partners or to effect other transactions; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; and our dependence on key personnel.

The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations*

	Three Months Ended December 31,		Twelve Months Ended December 31,		Period from Inception (May 21, 1999) to December 31,
(In thousands, except per share amounts)	2004	2003	2004	2003	2004

Grant revenue	$32	$—	$32	$—	$32
Operating expenses:
Research and development	1,859	1,766	8,603	7,371	45,078
Selling, general and administrative	589	662	3,437	3,896	19,556
Total operating expenses	2,448	2,428	12,040	11,267	64,634
Operating loss	(2,416)	(2,428)	(12,008)	(11,267)	(64,602)
Interest and other income	82	229	364	1,014	3,128
Loss from continuing operations	(2,334)	(2,199)	(11,644)	(10,253)	(61,474)
Income tax benefit/(expense)	—	32	2	(67)	8,004
Net loss from continuing operations	(2,334)	(2,167)	(11,642)	(10,320)	(53,470)
Discontinued operations:
Income/(loss) from discontinued operations	1,187	(367)	1,066	(707)	582
Income tax expense	—	—	—	—	(179)
Income/(loss) from discontinued operations – net	1,187	(367)	1,066	(707)	403
Net loss	$(1,147)	$(2,534)	$(10,576)	$(11,027)	$(53,067)

Loss per share – basic and diluted:
Net loss per share continuing operations	$(0.09)	$(0.10)	$(0.47)	$(0.48)
Income/(loss) per share discontinued operations	$0.04	$(0.01)	$0.04	$(0.04)
Net loss per share	$(0.05)	$(0.11)	$(0.43)	$(0.52)
Weighted average number of common shares outstanding – basic and diluted	24,821	22,220	24,649	21,411

*Certain prior period amounts have been reclassified to confirm to the current period’s presentation.  Such reclassifications had no material effect on the Company’s previously consolidated financial position, results of operations, or cash flows.

Lipid Sciences, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

December 31, (In thousands, except share amounts)	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$4,640	$4,905
Short-term investments	12,414	8,955
Prepaid expenses	313	428
Restricted cash	105	—
Other current assets	11	131
Assets held for sale	1,167	—
Current assets of discontinued operations	—	6,795
Total current assets	18,650	21,214
Property and equipment	436	667
Notes receivable	—	5,513
Restricted cash	—	318
Total assets	$19,086	$27,712
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$863	$1,340
Related party payables	—	288
Accrued related party royalties	750	250
Accrued compensation	542	554
Income taxes payable	—	18
Other current liabilities	20	—
Current liabilities of discontinued operations	—	269
Total current liabilities	2,175	2,719
Deferred rent	—	34
Total liabilities	2,175	2,753

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 24,912,263 and 24,259,450 shares issued and outstanding at December 31, 2004 and 2003, respectively	25	24
Additional paid-in capital	69,953	67,426
Deficit accumulated in the development stage	(53,067)	(42,491)
Total stockholders’ equity	16,911	24,959
Total liabilities and stockholders’ equity	$19,086	$27,712